Exhibit (6)(d)

FIRST AMENDMENT TO CONSULTING & COORDINATION AGREEMENT

This First Amendment to Consulting & Coordination Agreement (“First Amendment”) dated effective as of the 15th day of May, 2018 is made by and between The Chosen, LLC, a Utah limited liability company (“Company”) and VidAngel, Inc., a Delaware corporation (“VidAngel”).

W I T N E S S E T H:

WHEREAS, Company and VidAngel entered into a Consulting & Coordination Agreement dated February 15, 2018 (hereinafter referred to as the “Contract”), pursuant to VidAngel agreed to provide certain services to Company in connection with its Offering (as defined in the Contract); and

WHEREAS, the parties have agreed to make certain modifications to the Contract as a consequence thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained therein, and other good and valuable consideration, the parties hereto agree as follows:

1. Company and VidAngel hereby agree that the second paragraph under the caption “Advisory Services” is hereby deleted in its entirety and replaced with the following:

“As compensation for our Advisory Services, Company will pay VidAngel a fee of $600,000 when Company’s cash flow is sufficient to allow payment but not later than the closing Company’s Regulation A offering for at least $8,000,000 in aggregate gross proceeds.”

2. Company and VidAngel hereby agree that the words “minimum amount” in the third line of the second paragraph under the caption “Coordination Services” are hereby deleted and replaced with: “$8,000,000 in aggregate gross proceeds.”

3. All defined terms not expressly defined in this First Amendment shall have the same meaning as contained in the Contract. All terms and conditions of the Contract not expressly amended by this First Amendment shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Contract and this First Amendment, the terms and conditions of this First Amendment shall supersede and prevail.

4. This First Amendment may be executed in counterparts, including via facsimile or electronic mail copy, each of which shall be deemed an executed original.

SIGNATURES TO APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

COMPANY

The Chosen, LLC,
a Utah limited liability company

By: /s/ Derral Eves
Name: Derral Eves
Its: Manager

VIDANGEL:

VidAngel, Inc.,
a Delaware corporation

By: /s/ Neal Harmon
Name: Neal Harmon
Title: Chief Executive Officer

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